EXHIBIT 99.1


                    [LETTERHEAD OF FIDELITY FEDERAL BANCORP]


Contacts:         Donald R. Neel, President and CEO  (812) 429-0550, ext. 3301
                  Mark A. Isaac, VP and CFO          (812) 429-0550, ext. 3319

For Immediate Release:                                        April 4, 2003

FIDELITY RAISES $4 MILLION IN EQUITY THROUGH OPTION EXERCISE

(Evansville, IN) Fidelity Federal Bancorp ("Fidelity") (NASDAQ: FFED), the holding company of United Fidelity Bank, fsb (the "Bank"), reported that it had issued 2,777,777 shares of common stock for $4.0 million in cash through the exercise of an option held by Pedcor Holdings and affiliates ("Pedcor"). The exercise price per share was $1.44, and was determined under a formula included in the shareholder-approved stock purchase agreement effective May 19, 2000, which resulted in Pedcor's acquisition of 1.46 million shares. The proceeds of the option exercise will be used to reduce Fidelity's long-term debt outstanding. Under the agreement, Pedcor continues to have the option to exercise up to approximately $388,000 in Fidelity common stock until May 19, 2003.

Pedcor Holdings is a member of a group of companies which is controlled by Bruce
A. Cordingley, Gerald K. Pedigo, and Phillip J. Stoffregen, directors of Fidelity Federal. Following the option exercise, the Pedcor group owns approximately 65% of Fidelity Federal's issued and outstanding stock.

Donald R. Neel, President and CEO of Fidelity stated, "We are pleased that Pedcor has chosen to exercise its outstanding option, and appreciate Pedcor's confidence in the strategic direction of Fidelity Federal. The Company will benefit from the option exercise through reduction of long-term debt, which currently has an average interest rate in excess of 10%." Neel also noted, "Pedcor's commitment to Fidelity, the Bank, and Fidelity's shareholders is exemplified by its investments in Fidelity's equity and debt in excess of $11 million over the past three years."

This news release may contain forward-looking statements that are based upon the Company's current expectations, but are subject to certain risks and uncertainties that may cause actual results to differ materially. Among the risks and uncertainties that could cause actual results to vary materially is the impact of risks and uncertainties related to economic conditions generally and in the market areas of the Company and the Bank, overall loan demand, increased competition in the financial services industry, and the Company's discretion with respect to the use of the proceeds from the exercise of the option. Actions by the Federal Reserve Board and changes in interest rates, loan prepayments by, and the financial health of, the Bank's borrowers, and other factors described in the reports filed by the Company with the Securities and Exchange Commission could also impact current expectations.

The Company is a unitary savings and loan holding company based in Evansville, Indiana. Its savings bank subsidiary, United Fidelity Bank, fsb, maintains five locations, four in Evansville and one in Warrick County. The Company's stock, which is quoted on NASDAQ under the symbol FFED, most recently traded at $1.50.

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